Exhibit 1.4

EXECUTION

FIRST HORIZON ASSET SECURITIES INC.

MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2007-FA4

     TERMS AGREEMENT
(to Underwriting Agreement,
dated March 24, 2006
among the Company, First Horizon
Home Loan Corporation
and the Underwriter)

First Horizon Asset Securities Inc. 4000 Horizon Way Irving, Texas 75063	Charlotte, North Carolina June 27, 2007

Banc of America Securities LLC (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of Series 2007-FA4 Certificates specified in Section 2(a) hereof (the “Offered Certificates”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2007-FA4 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-143015). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

     Section 1. The Mortgage Pools: The Series 2007-FA4 Certificates shall evidence the entire beneficial ownership interest in two mortgage pools (“Pool I” and “Pool II” and, collectively, the “Mortgage Pools”) of conventional, fixed rate, fully amortizing, one-to-four-family residential mortgage loans (the “Mortgage Loans”) having the following characteristics as of June 1, 2007 (the “Cut-off Date”):

(a) Aggregate Principal Amount of the Mortgage Pools: Approximately $413,005,657 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

(b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Pool I shall be between 240 and 360 months. The original term to maturity of each Mortgage Loan included in Pool II shall be 180 months.

Section 2. The Certificates: The Offered Certificates shall be issued as follows:

228050 FHAMS 2007-FA4
BofA Underwriting Terms Agreement

(a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

		Initial Pass-		Required Ratings
	Class Principal	Through Rate	Class Purchase
Class	Balance(1)	(Approximate)	Price Percentage	Fitch
Class B-1	$13,009,000	6.242%	97.253850000%	AA
Class B-2	$4,130,000	6.242%	95.127770000%	A
Class B-3	$2,685,000	6.242%	80.010850000%	BBB

(1)	Approximate. The initial class certificate balances and notional amounts are subject to adjustment as described in the prospectus supplement.

(b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

The Underwriter agrees, subject to the terms and conditions contained herein and in the Underwriting Agreement, to purchase the principal balances of the Classes of Certificates specified opposite its name below:

Series 2007-FA4
Designation	Banc of America Securities LLC ($)
Class B-1	$ 13,009,000
Class B-2	$ 4,130,000
Class B-3	$ 2,685,000

Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the applicable per annum Pass-Through Rate set forth in 2(a) above from and including the Cut-off Date up to, but not including, June 29, 2007 (the “Closing Date”).

Section 4. Required Ratings: The Offered Certificates shall have received at least the Required Ratings from Fitch, Inc. (“Fitch”) set forth in the table in Section 2(a).

Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

Section 6. Acknowledgment of Merger. The Underwriter hereby acknowledges that, effective May 31, 2007, First Horizon Home Loan Corporation merged with and into First Tennessee Bank National Association. All references in the Underwriting Agreement to First Horizon Home Loan Corporation shall be deemed to refer to First Horizon Home Loans, a division of First Tennessee Bank National Association, as successor by merger to First Horizon Home Loan Corporation.

228050 FHAMS 2007-FA4	2
BofA Underwriting Terms Agreement

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, First Horizon Home Loans, a division of First Tennessee Bank National Association, and the Company.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

By:
Name:
Title:

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:
Name: Alfred Chang
Title: Vice President

FIRST HORIZON HOME LOANS, a division of
First Tennessee Bank National Association

By:
Name: Terry L. McCoy
Title: Executive Vice President

228050 FHAMS 2007-FA4
BofA Underwriting Terms Agreement